Exhibit 23.6

12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289
Phone 713-561-6500
Fax 713-968-7128
Web www.uhy-us.com

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT AUDITORS
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Allis-Chalmers Energy Inc. of our report dated March 10, 2006, except for Note J, as to which the date is July 14, 2006 with respect to the financial statements of Specialty Rental Tools, Inc. as of December 31, 2005, 2004 and 2003 and for the years then ended, incorporated by reference from the Registration Statement on Form S-1 (File No. 333-133874). We also consent to the reference to our firm under the caption “Experts” incorporated by reference in this Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
August 9, 2006.

An Independent Member of Urbach Hacker Young International Limited